Exhibit 4(oo)

MASTER AGREEMENT

FEDERAL DEPOSIT INSURANCE CORPORATION

TEMPORARY LIQUIDITY GUARANTEE PROGRAM ─ DEBT GUARANTEE PROGRAM

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MASTER AGREEMENT

          THIS MASTER AGREEMENT (this “Master Agreement”) is being entered into as of the date set forth on the signature page hereto by and between THE FEDERAL DEPOSIT INSURANCE CORPORATION, a corporation organized under the laws of the United States of America and having its principal office in Washington, D.C. (the “FDIC”), and the entity whose name appears on the signature page hereto (the “Issuer”).

RECITALS

          WHEREAS, on November 21, 2008, the FDIC issued its Final Rule, 12 C.F.R. Part 370 (as may be amended from time to time, the “Rule”), establishing the Temporary Liquidity Guarantee Program (the “Program”); and

          WHEREAS, pursuant to the Rule, the FDIC will guarantee the payment of certain newly-issued “senior unsecured debt” (as defined in the Rule, hereinafter “Senior Unsecured Debt”) issued by an “eligible entity” (as defined in the Rule); and

          WHEREAS, the Issuer is an eligible entity for purposes of the Rule and has elected to participate in the debt guarantee component of the Program.

ARTICLE I
DEFINITIONS

          1.01 Certain Defined Terms. As used in this Master Agreement, the following terms shall have the following meanings:

          “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of New York.

          “FDIC” has the meaning ascribed to such term in the introductory paragraph to this Master Agreement.

          “FDIC Guarantee” means the guarantee of payment by the FDIC of the Senior Unsecured Debt of the Issuer in accordance with the terms of the Program.

          “Guarantee Payment” means any payment made by the FDIC under the Program with respect to Senior Unsecured Debt of the Issuer.

          “Guarantee Payment Notice” has the meaning ascribed to such term in Section 2.02.

          “Issuer” has the meaning ascribed to such term in the introductory paragraph to this Master Agreement.

          “Issuer Make-Whole Payments” has the meaning ascribed to such term in Section 2.03.

          “Issuer Reports” means reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that the Issuer or any subsidiary of the Issuer is required to file with any governmental entity.

          “Master Agreement” means this Master Agreement, together with all Annexes and amendments hereto.

          “Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Issuer and its consolidated subsidiaries taken as a whole.

          “Program” has the meaning ascribed to such term in the Recitals.

          “Reimbursement Payment” has the meaning ascribed to such term in Section 2.03.

          “Relevant Provision” means any provision that is related to the principal, interest, payment, default or ranking of the Senior Unsecured Debt, any provision contained in Annex A or any other provision the amendment of which would require the consent of any or all of the holders of such debt.

          “Representative” means the trustee, administrative agent, paying agent or other fiduciary or agent designated as the “Representative” under the governing documents for any Senior Unsecured Debt of the Issuer subject to the FDIC Guarantee for purposes of submitting claims or taking other actions under the Program.

          “Rule” has the meaning ascribed to such term in the Recitals.

          “Senior Unsecured Debt”has the meaning ascribed to such term in the Recitals.

          1.02 Terms Generally. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, the terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Master Agreement and not to any particular provision of this Master Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs of this Master Agreement unless otherwise specified, and the word “including” and words of similar import when used in this Master Agreement shall mean “including, without limitation”, unless otherwise specified.

ARTICLE II
SENIOR DEBT GUARANTEE

          2.01 Acknowledgement of Guarantee. The FDIC hereby acknowledges that the Issuer has elected to participate in the debt guarantee component of the Program and that, as a result, the Issuer’s Senior Unsecured Debt is guaranteed by the FDIC to the extent set forth in, and subject to the provisions of, the Rule, and subject to the terms hereof.

          2.02 Guarantee Payments. The Issuer understands and acknowledges that any Guarantee Payment with respect to a particular issue of Senior Unsecured Debt shall be paid by the FDIC directly to:

          (a) the Representative with respect to such Senior Unsecured Debt if a Representative has been designated; or

          (b) the registered holder(s) of such Senior Unsecured Debt if no Representative has been designated; or

          (c) any registered holder of such Senior Unsecured Debt who has opted out of being represented by the designated Representative;

in each case, pursuant to the claims procedure set forth in the Rule. In no event shall the FDIC make any Guarantee Payment to the Issuer directly. The FDIC will provide prompt written notice to the Issuer of any Guarantee Payment made by the FDIC with respect to any of the Issuer’s Senior Unsecured Debt (the “Guarantee Payment Notice”).

          2.03 Issuer Make-Whole Payments. In consideration of the FDIC providing the FDIC Guarantee with respect to the Senior Unsecured Debt of the Issuer, the Issuer hereby irrevocably and unconditionally covenants and agrees:

          (a) to reimburse the FDIC immediately upon receipt of the Guarantee Payment Notice for all Guarantee Payments set forth in the Guarantee Payment Notice (the “Reimbursement Payment”) (without duplication of any amounts actually received by the FDIC as subrogee or assignee under the governing documents of the relevant Senior Unsecured Debt of the Issuer);

          (b) beginning as of the date of the Issuer’s receipt of the Guarantee Payment Notice, to pay interest on any unpaid Reimbursement Payments until such Reimbursement Payments shall have been paid in full by the Issuer, at an interest rate equal to one percent (1%) per annum above the non-default interest rate payable on the Senior Unsecured Debt with respect to which the relevant Guarantee Payments were made, as calculated in accordance with the documents governing such Senior Unsecured Debt; and

          (c) to reimburse the FDIC for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by it, including costs of collection or other enforcement of the Issuer’s payment obligations hereunder. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the FDIC’s agents, counsel, accountants and experts.

Clauses (a), (b) and (c) above are collectively referred to herein as the “Issuer Make-Whole Payments”. The indebtedness of the Issuer to the FDIC arising under this Section 2.03 constitutes a senior unsecured general obligation of the Issuer, ranking pari passu with other senior unsecured indebtedness of the Issuer, including without limitation Senior Unsecured Debt of the Issuer that is subject to the FDIC Guarantee.

          2.04 Waiver of Defenses. The Issuer hereby waives any defenses it might otherwise have to its payment obligations under any of the Issuer’s Senior Unsecured Debt or under Section 2.03 hereof, in each case beginning at such time as the FDIC has made any Guarantee Payment with respect to such Senior Unsecured Debt and continuing until such time as all Issuer Make-Whole Payments have been received by the FDIC.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE ISSUER

          3.01 Organization and Authority. The Issuer has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with the necessary power and authority to own its properties and conduct its business in all material respects as currently conducted, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          3.02 Authorization, Enforceability.

          (a) The Issuer has the power and authority to execute and deliver this Master Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Issuer of this Master Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Issuer, and no further approval or authorization is required on the part of the Issuer. This Master Agreement is a valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (b) The execution, delivery and performance by the Issuer of this Master Agreement and the consummation of the transactions contemplated hereby and compliance by the Issuer with the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Issuer or any subsidiary of the Issuer under, any of the terms, conditions or provisions of, as applicable, (X) its organizational documents or (Y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Issuer or any subsidiary of the Issuer may be bound, or to which the Issuer or any subsidiary of the Issuer may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Issuer or any subsidiary of the Issuer or any of their respective properties or assets except, in the case of clauses (i)(Y) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

          (c) No prior notice to, filing with, exemption or review by, or authorization, consent or approval of, any governmental entity is required to be made or obtained by the Issuer in connection with the execution of this Master Agreement, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals which have been made or obtained or the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.03 Reports. Since December 31, 2007, the Issuer and each subsidiary of the Issuer has timely filed all Issuer Reports and has paid all fees and assessments due and payable in connection therewith, except, in each case, as would not individually or in the aggregate have a Material Adverse Effect. As of their respective dates of filing, the Issuer Reports complied in all material respects with all statutes and applicable rules and regulations of all applicable governmental entities. In the case of each such Issuer Report filed with or furnished to the Securities and Exchange Commission, if any, such Issuer Report (a) did not, as of its date, or if amended prior to the date of this Master Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (b) complied as to form in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and (c) no executive officer of the Issuer or any subsidiary of the Issuer has failed in any respect to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. With respect to all other Issuer Reports, the Issuer Reports were complete and accurate in all material respects as of their respective dates.

ARTICLE IV
NOTICE AND REPORTING

          4.01 Reports of Existing and Future Guaranteed Debt. The Issuer shall provide reports to the FDIC of the amount of all Senior Unsecured Debt subject to the FDIC Guarantee in accordance with the reporting requirements of the Rule.

          4.02 On-going Reporting. The Issuer covenants and agrees that, for so long as it has outstanding Senior Unsecured Debt that is subject to the FDIC Guarantee, it shall furnish or cause to be furnished to the FDIC (a) monthly reports, in such form as specified by the FDIC, containing information relating to the Issuer’s outstanding Senior Unsecured Debt that is subject to the FDIC Guarantee and such other information as may be requested in such form, and (b) such other information that the FDIC may reasonably request, such other information to be delivered within ten (10) Business Days of receipt by the Issuer of any such request.

          4.03 Notice of Defaults. The Issuer covenants and agrees that it shall notify the FDIC within one (1) Business Day of any default in the payment of any principal or interest when due, without giving effect to any cure period, with respect to any indebtedness of the Issuer (including debt that is not subject to the FDIC Guarantee), whether such debt is existing as of the date of this Master Agreement or is issued subsequent to the date hereof, if such default would result, or would reasonably be expected to result, in an event of default under any Senior Unsecured Debt of the Issuer that is subject to the FDIC Guarantee.

ARTICLE V
COVENANTS AND ACKNOWLEDGMENTS OF THE ISSUER

          5.01 Terms to be included in Future Guaranteed Debt. The governing documents for the issuance of any Senior Unsecured Debt of the Issuer that is subject to the FDIC Guarantee shall contain each of the provisions set forth in Annex A. If a particular issue of Senior Unsecured Debt is evidenced solely by a trade confirmation, the Issuer shall use commercially reasonable efforts to cause the holder of such debt to execute a written instrument setting forth the holder’s agreement to be bound by the provisions set forth in Annex A. No document governing the issuance of Senior Unsecured Debt of the Issuer that is subject to the FDIC Guarantee shall contain any provision that would result in the automatic acceleration of the debt upon a default by the Issuer at any time during which the FDIC Guarantee is in effect or during which Guarantee Payments are being made in accordance with Section 370.12(b)(2) of the Rule.

          5.02 Breaches; False or Misleading Statements. The Issuer acknowledges and agrees that (a) if it is in breach of any provision of this Master Agreement or (b) if it makes any false or misleading statement or representation in connection with the Issuer’s participation in the Program, or makes any statement or representation in bad faith with the intent to influence the actions of the FDIC, the FDIC may take the enforcement actions provided in Section 370.11 of the Rule, including termination of the Issuer’s participation in the Program. As set forth in the Rule, any termination of the Issuer’s participation in the Program would solely have prospective effect, and would in no event affect the FDIC Guarantee with respect to Senior Unsecured Debt of the Issuer that is issued and outstanding prior to the termination of the Issuer’s participation in the Program.

          5.03 No Modifications. The Issuer covenants and agrees that it shall not amend, modify, or consent to any amendment or modification, or waive any Relevant Provision, without the express written consent of the FDIC.

          5.04 Waiver by the Issuer. The Issuer acknowledges and agrees that if any covenant, stipulation or other provision of this Master Agreement that imposes on the Issuer the obligation to make any payment is at any time void under any provision of applicable law, the Issuer will not make any claim, counterclaim or institute any proceedings against the FDIC or any of its assignees or subrogees for any amount paid by the Issuer at any time, and the Issuer waives unconditionally and absolutely any rights and defenses, legal or equitable, which arise under or in connection with any such provision and which might otherwise be available to it for recovery of any amount due under this Master Agreement.

ARTICLE VI
GENERAL PROVISIONS

          6.01 Amendment and Modification of this Master Agreement. This Master Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Master Agreement.

          6.02 Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

          if to the Issuer, to the address appearing on the signature page hereto

if to the FDIC, to:	The Federal Deposit Insurance Corporation
Deputy Director, Receivership Operations Branch
Division of Resolutions and Receiverships
Attention: Master Agreement
550 17th Street, N.W.
Washington, DC 20429

          6.03 Counterparts. This Master Agreement may be executed in counterparts, which, together, shall be considered one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original, executed counterparts, provided receipt of such counterparts is confirmed.

          6.04 Severability. Any term or provision of this Master Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

          6.05 Governing Law. Federal law of the United States shall control this Master Agreement. To the extent that federal law does not supply a rule of decision, this Master Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law other than Section 5- 1401 of the New York General Obligations Law. Nothing in this Master Agreement will require any unlawful action or inaction by either party.

          6.06 Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action arising under or in connection with this Master Agreement is to be instituted in the United States District Court in and for the District of Columbia or in any United States District Court in the jurisdiction where the Issuer’s principal office is located.

          6.07 Assignment. Neither this Master Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Master Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          6.08 Headings. The headings and subheadings of the Table of Contents, Articles and Sections contained in this Master Agreement, except the terms identified for definition in Article I and elsewhere in this Master Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Master Agreement or any provision hereof.

          6.09 Delivery Requirement. The Issuer shall submit a completed, executed and dated copy of the signature page hereto to the FDIC within five (5) business days of the date of the Issuer’s election to continue participating in the debt guarantee component of the Program in accordance with the delivery instructions set forth on the signature page.

[SIGNATURES BEGIN ON NEXT PAGE]

          IN WITNESS WHEREOF, the Issuer and the FDIC have caused this Master Agreement to be executed by their respective officers thereunto duly authorized.

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:

Name:
Title:

NAME OF ISSUER:

General Electric Capital Corporation

By:	/s/ Keith S. Sherin

Name: Keith S. Sherin
Chief Financial Officer

Address of Issuer: 3135 Easton Turnpike

Fairfield, CT 06828

FDIC Certificate Number: 33778
(GE Capital Financial Inc.)

RSSD ID or
OTS Docket Number: 2017570
(GE Capital Financial Inc.)

Date: December 1, 2008

Delivery Instructions

          Please deliver a completed, executed and dated copy of this Signature Page to the FDIC within five (5) business days of the date of the Issuer’s election to continue participating in the Debt Guarantee Program. Email is the preferred method of delivery to MasterAgreement@fdic.gov, or you may send it by an overnight courier service such as FedEx to Senior Counsel, Special Issues Unit, E7056, Attention: Master Agreement, 3501 Fairfax Drive, Arlington, Virginia, 22226.

Annex A

Terms to be Included in Future Issuances of FDIC Guaranteed Senior Unsecured Debt

          The following provisions shall be included in the governing documents for the issuance of Senior Unsecured Debt of the Issuer that is subject to the FDIC Guarantee, in substantially the form presented below, unless otherwise specified. The appropriate name of the governing document(s) shall be inserted in place of the term “Agreement” where it appears in this Annex A.

Acknowledgement of the FDIC’s Debt Guarantee Program

          The parties to this Agreement acknowledge that the Issuer has not opted out of the debt guarantee program (the “Debt Guarantee Program”) established by the Federal Deposit Insurance Corporation (“FDIC”) under its Temporary Liquidity Guarantee Program. As a result, this debt is guaranteed under the FDIC Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of this debt or June 30, 2012. [The italicized portion of the above provision shall be included exactly as written above]

Representative

          The [insert name of the: trustee, administrative agent, paying agent or other fiduciary or agent to be designated as the duly authorized representative of the debt holders] is designated under this Agreement as the duly authorized representative of the holder[s] for purposes of making claims and taking other permitted or required actions under the Debt Guarantee Program (the “Representative”). Any holder may elect not to be represented by the Representative by providing written notice of such election to the Representative.

Subrogation

          The FDIC shall be subrogated to all of the rights of the holder[s] and the Representative, if there shall be one, under this Agreement against the Issuer in respect of any amounts paid to the holder[s], or for the benefit of the holder[s], by the FDIC pursuant to the Debt Guarantee Program.

Agreement to Execute Assignment upon Guarantee Payment

[If there is a Representative, insert the following:]

          The holder[s] hereby authorize the Representative, at such time as the FDIC shall commence making any guarantee payments to the Representative for the benefit of the holder[s] pursuant to the Debt Guarantee Program, to execute an assignment in the form attached to this Agreement as Exhibit [   ] [See Annex B to Master Agreement] pursuant to which the Representative shall assign to the FDIC its right as Representative to receive any and all payments from the Issuer under this Agreement on behalf of the holder[s]. The Issuer hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the indebtedness hereunder for all purposes of this Agreement and upon any such assignment, the FDIC shall be deemed a holder under this Agreement for all purposes hereof, and the Issuer hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Agreement as a result of such assignment.

[or, if (i) there is no Representative or (ii) the holder has exercised its right not to be represented by the Representative, insert the following:]

          The holder[s] hereby agree that, at such time as the FDIC shall commence making any guarantee payments to the holder[s] pursuant to the Debt Guarantee Program, the holder[s] shall execute an assignment in the form attached to this Agreement as Exhibit [   ] [See Annex B to Master Agreement] pursuant to which the holder[s] shall assign to the FDIC [its/their] right to receive any and all payments from the Issuer under this Agreement. The Issuer hereby consents and agrees that the FDIC is an acceptable transferee for all or any portion of the indebtedness hereunder for all purposes of this Agreement and upon any such assignment, the FDIC shall be deemed a holder under this Agreement for all purposes thereof, and the Issuer hereby agrees to take such reasonable steps as are necessary to comply with any relevant provision of this Agreement as a result of such assignment.

Surrender of Senior Unsecured Debt Instrument to the FDIC

          If, at any time on or prior to the expiration of the period during which senior unsecured debt of the Issuer is guaranteed by the FDIC under the Debt Guarantee Program (the “Effective Period”), payment in full hereunder shall be made pursuant to the Debt Guarantee Program on the outstanding principal and accrued interest to such date of payment, the holder shall, or the holder shall cause the person or entity in possession to, promptly surrender to the FDIC the security certificate, note or other instrument evidencing such debt, if any.

Notice Obligations to FDIC of Payment Default

          If, at any time prior to the earlier of (a) full satisfaction of the payment obligations hereunder, or (b) expiration of the Effective Period, the Issuer is in default of any payment obligation hereunder, including timely payment of any accrued and unpaid interest, without regard to any cure period, the Representative covenants and agrees that it shall provide written notice to the FDIC within one (1) Business Day of such payment default.

          Ranking Any indebtedness of the Issuer to the FDIC arising under Section 2.03 of the Master Agreement entered into by the Issuer and the FDIC in connection with the Debt Guarantee Program will constitute a senior unsecured general obligation of the Issuer, ranking pari passu with any indebtedness hereunder.

No Event of Default during Time of Timely FDIC Guarantee Payments

          There shall not be deemed to be an event of default under this Agreement which would permit or result in the acceleration of amounts due hereunder, if such an event of default is due solely to the failure of the Issuer to make timely payment hereunder, provided that the FDIC is

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making timely guarantee payments with respect to the debt obligations hereunder in accordance with 12 C.F.R Part 370.

No Modifications without FDIC Consent

          Without the express written consent of the FDIC, the parties hereto agree not to amend, modify, supplement or waive any provision in this Agreement that is related to the principal, interest, payment, default or ranking of the indebtedness hereunder or that is required to be included herein pursuant to the Master Agreement executed by the Issuer in connection with the Debt Guarantee Program.

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Annex B

FORM OF ASSIGNMENT1

          This Assignment is made pursuant to the terms of Section [   ] of the [   ], dated as of _________________, 20__, as amended from time to time (the “Agreement”), between [Representative] (the “Representative”), acting on behalf of the holders of the debt issued under the Agreement who have not opted out of representation by the Representative (the “Holders”), and the [Issuer] (the “Issuer”) with respect to the debt obligations of the Issuer that are guaranteed under the Debt Guarantee Program. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

          For value received, the Representative, on behalf of the Holders (the “Assignor”), hereby assigns to the Federal Deposit Insurance Corporation (the “FDIC”), without recourse, all of the Assignor’s respective rights, title and interest in and to: (a) the promissory note or other instrument evidencing the debt issued under the Agreement (the “Note”); (b) the Agreement pursuant to which the Note was issued; and (c) any other instrument or agreement executed by the Issuer regarding obligations of the Issuer under the Note or the Agreement (collectively, the “Assignment”).

          The Assignor hereby certifies that:

                    1. Without the FDIC’s prior written consent, the Assignor has not:

(a) agreed to any material amendment of the Note or the Agreement or to any material deviation from the provisions thereof; or

(b) accelerated the maturity of the Note.

[Instructions to the Assignor: If the Assignor has not assigned or transferred any interest in the Note and related documentation, such Assignor must include the following representation.]

                    2. The Assignor has not assigned or otherwise transferred any interest in the Note or Agreement;

[Instructions to the Assignor: If the Assignor has assigned a partial interest in the Note and related documentation, the Assignor must include the following representation.]

                    2. The Assignor has assigned part of its rights, title and interest in the Note and the Agreement to _______________________ pursuant to the _______________ agreement, ___________________________

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This Form of Assignment shall be modified as appropriate if the assignment is being made by an individual debt holder rather than the Representative or if the debt being assigned is not in certificated form or otherwise represented by a written instrument.

dated as of ______________, 20__, between ______________________________________, as assignor, and __________________________________________, as assignee, an executed copy of which is attached hereto.

          The Assignor acknowledges and agrees that this Assignment is subject to the Agreement and to the following:

          1. In the event the Assignor receives any payment under or related to the Note or the Agreement from a party other than the FDIC (a “Non-FDIC Payment”):

          (a) after the date of demand for a guarantee payment on the FDIC pursuant to 12 CFR Part 370, but prior to the date of the FDIC’s first guarantee payment under the Agreement pursuant to 12 CFR Part 370, the Assignor shall promptly but in no event later than five (5) Business Days after receipt notify the FDIC of the date and the amount of such Non-FDIC Payment and shall apply such payment as payment made by the Issuer, and not as a guarantee payment made by the FDIC, and therefore, the amount of such payment shall be excluded from this Assignment; and

          (b) after the FDIC’s first guarantee payment under the Agreement, the Assignor shall forward promptly to the FDIC such Non-FDIC Payment in accordance with the payment instructions provided in writing by the FDIC.

          2. Acceptance by the Assignor of payment pursuant to the Debt Guarantee Program on behalf of the Holders shall constitute a release by such Holders of any liability of the FDIC under the Debt Guarantee Program with respect to such payment.

          The Person who is executing this Assignment on behalf of the Assignor hereby represents and warrants to the FDIC that he/she/it is duly authorized to do so.

******

          IN WITNESS WHEREOF, the Assignor has caused this instrument to be executed and delivered this ____ day of ___________________, 20__.

Very truly yours,

[ASSIGNOR]

By:

(Signature)

Name:

(Print)

Title:

(Print)

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Consented to and acknowledged by this ____ day of _____________________, 20__:

THE FEDERAL DEPOSIT INSURANCE CORPORATION

By:

(Signature)

Name:

(Print)

Title:

(Print)

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